EXHIBIT 26(d)(8)

                 DISABILITY PAYMENT OF SPECIFIED PREMIUM RIDER

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                      PHL VARIABLE INSURANCE COMPANY
[logo]PHOENIX         A STOCK COMPANY
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DISABILITY PAYMENT OF SPECIFIED PREMIUM RIDER
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                              RIDER SPECIFICATIONS

POLICY NUMBER:                            [9730000]

INSURED(S):                               [John M. Doe]


This rider is part of the policy to which it is attached in consideration of the application and the Rider Charge as shown in the Schedule Pages of the policy. This rider is effective on the Rider Issue Date shown in the Schedule Pages of this policy. Except as otherwise stated in this rider, it is subject to all of the provisions of the policy.

Coverage under this rider will begin on the Rider Issue Date shown for this rider on the Schedule Pages of this policy provided:

      a. for a Rider Issue Date during the first Policy Year, the Policy Value on the Rider Issue Date at least equal to the full monthly deduction for the Policy (including the rider charge);

      b. for a Rider Issue Date after the first Policy Year, the policy cash Surrender Value on the Rider Issue Date at least equal to the full monthly deduction for the policy (including the rider charge).

MONTHLY RIDER CHARGE
The monthly charge for coverage under this rider is included in and part of the monthly deduction for the policy. It is deducted on each Monthly Calculation Date until coverage under this rider terminates.

DEFINITION OF TOTAL DISABILITY
The term "Total Disability" means incapacity of the Insured(s) as a result of bodily injury or disease to engage for remuneration or profit in any occupation for which the Insured is or becomes qualified by training; education; or experience.

Total Disability is also defined to include the Insured's entire and irrecoverable loss through bodily injury or disease of; the sight of both eyes; the use of both hands or both feet; or the use of one hand and one foot.

SPECIFIED ANNUAL PREMIUM AMOUNT BENEFITS
The Specified Annual Premium amount as shown with respect to this rider on the policy's Schedule Page is the maximum amount payable under this rider during a Policy Year. The Specified Monthly Premium amount equals the Specified Annual Premium amount divided by twelve.

Subject to the terms of this rider, we will credit the policy with the Specified Monthly Premium amount on each premium due date during the existence of any Total Disability of at least 6 months' continuous duration, but prior to the later of:

      a. the Policy Anniversary immediately following the insured's 65th birthday; or

      b. one year from the date the Total Disability commenced if such Total Disability commenced within the one-year period prior to the Policy Anniversary immediately following the insured's 65th birthday.

We will continue to credit the Specified Monthly Premium amount as described above on each premium due date on or after the Policy Anniversary immediately following the insured's 65th birthday if benefits under this rider have been credited or paid continuously during the entire 5-year period just prior to that date. In that event any such Specified Monthly Premium amounts will continue to be credited regardless of whether Total Disability continues after that anniversary.


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To the extent that the Specified Monthly Premium amounts to be credited exceed premium amounts allowed to be paid under the policy due to the total premium limit, such excess that would otherwise be credited will be paid in cash to the owner of the policy.

The benefits and values under the policy will not be reduced as a result of any Specified Monthly Premium amounts credited or paid under this rider.

LIMITATIONS AND CONDITIONS
We will not credit or pay any Specified Monthly Premium amounts for premium due dates more than one year prior to our receipt of written notice of claim at Our Main Administrative Office.

Nor will any Specified Monthly Premium amounts be credited or paid under this rider unless the following conditions are satisfied:

1. We must receive at our Main Administrative Office and during the lifetime of the insured written notice of claim and due proof that:

    a. the insured is totally disabled at the time the proof is furnished to us; and

    b. the insured has been so totally disabled for the entire 6-month period immediately preceding that date.

Any such proof will be subject to the requirements stated in the Required Proof of Disability section.

2.  The Total Disability must not have directly resulted from either:

    a.  injuries willfully and intentionally self-inflicted; or

    b. service by the Insured in the military, naval, or air force of any country at war. By "war" we mean any declared war, undeclared war, or international police action with force of arms by any country, the United Nations, or any other assembly of nations.

3.  The Total Disability must have occurred:

    a.  after this rider's Rider Issue Date;

    b.  after coverage under this rider begins;

    c.  before coverage under this rider terminates; and

    d.  while the policy is In Force.

4. If the Total Disability occurs during the grace period following the due date of a premium required to keep the policy in force, that premium must first be paid to Us. If we permit the premium to be paid after the grace period, the payment must include interest on such amount at a rate of 6% compounded annually.

5. If coverage under this rider terminates or the policy lapses or becomes void by its terms, we must receive written notice of claim no later than one year from that date. This condition will not apply if such notice was given as soon as reasonably possible.

REQUIRED PROOF OF DISABILITY AND ITS CONTINUANCE
In addition to requiring proof of Total Disability before granting any benefits under this rider, we have the right to require proof from time to time that the Total Disability continues. As part of any such proof, we shall have the right to have a physician of our choosing conduct such physical exams of the Insured as we may reasonably require. After benefits under this rider have been received for a period of disability of more than two years, we will not require such exams more frequently than once a year.

Should there be a failure to furnish such proof or a refusal to permit such exams, or should the Insured cease to be totally disabled before the Policy Anniversary upon which the insured has attained age 65:



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    a.  further Specified Monthly Premium amounts will not be credited or paid;
        and

    b. any Specified Monthly Premium amounts already credited or paid after that date will be charged as loans against the policy unless repaid to us.

THE PAYEE OF ANY CASH PAYMENTS
If the insured is the owner of the Policy and dies before receiving payment of any amount that becomes due, such payment will be made to the same beneficiary and in the same manner as provided under the policy for payment of death benefits. We may also do this if the Insured is the owner of the policy and we have evidence satisfactory to us that the Insured is mentally incompetent upon such payment we shall no longer be liable for payment of such amount.

LIMIT ON OUR RIGHT TO CONTEST THIS RIDER
We cannot contest the validity of this rider except for failure to pay premiums after it has been in force during the lifetime of the Insured for two years from the Rider Issue Date.

TERMINATION OF COVERAGE UNDER THIS RIDER Coverage under this rider will terminate on the earliest of:

    a.  full surrender of the policy;

    b.  lapse of the policy;

    c.  death of the Insured(s);

    d. the Policy Anniversary immediately following the insured's 65th birthday, unless continued as provided under the Specified Annual Premium Amount Benefits section; or

    e. Our receipt on any Monthly Calculation Day of your written request, along with the policy, to cancel coverage under this rider.




                         PHL Variable Insurance Company

                              [ /s/John H. Beers ]

                                   [Secretary]








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